Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

PINNACLE ENTERTAINMENT ANNOUNCES PRICING OF PUBLIC OFFERING OF TEN MILLION SHARES OF COMMON STOCK

LAS VEGAS, Jan. 12, 2007 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced that the underwritten public offering of 10.0 million of its newly issued shares of common stock has been priced at $32.00 per share, which will result in gross proceeds to Pinnacle of $320 million. Bear, Stearns & Co. Inc. and Lehman Brothers Inc. are acting as joint book-running managers of the offering. In addition, Deutsche Bank Securities Inc. is acting as lead manager of the offering.

The offering is expected to close on January 18, 2007, subject to customary closing conditions. The underwriters of the offering have a 30-day option to purchase an additional 1.5 million shares of common stock from Pinnacle.

The Company expects to use the proceeds of this offering for general corporate purposes and for one or more of its capital projects, including expansions at existing facilities, its St. Louis construction projects, its Sugarcane Bay and Atlantic City development projects, and possible other future development projects.

Copies of the prospectus supplement relating to the offering may be obtained from Bear, Stearns & Co. Inc., Prospectus Department, 383 Madison Avenue, New York, New York 10179, 1-866-803-9204 or Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, monica_castillo@adp.com, 631-254-7268 (fax).

This press release shall not constitute an offer to sell or a solicitation of an offer to buy common stock nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Louisiana, Indiana, Missouri, Argentina and the Bahamas; owns a hotel in Missouri; and has significant insurance claims related to a hurricane-damaged hotel and casino complex previously operated in Biloxi, Mississippi. Pinnacle also has two casino development projects under construction in the St. Louis, Missouri area, which are dependent upon final approval by the Missouri Gaming Commission. Voters recently approved construction of a second Pinnacle resort in Lake Charles, Louisiana, to be called Sugarcane Bay, being developed pursuant to conditions approved by the Louisiana Gaming Control Board. Pinnacle owns land in Baton Rouge and has indicated that it intends, subject to various approvals, to develop a new casino on that site. Additionally, Pinnacle recently purchased a casino site at the heart of the famed Boardwalk in Atlantic City on which it plans to build a major new casino resort.

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